Exhibit 4.3

[Missing Graphic Reference]

Facility Agreement

FACILITY AGREEMENT Reference number TIMLAFILT to Master Loan Agreement Reference No. TIMLALT (the “Master”),  is entered Into as of the date August  26, 2013 (the Effective Date )

BETWEEN

(1)  CISCO SYSTEMS CAPITAL CORPORATION, a Nevada corporation, having its registered office at 170  West Tasman Drive,  San Jose, CA 95134-1706, United States of America ("Lender"); and

(2)  TIM CELULAR S/A, a limited liability company organized and existing under the laws of the Federative Republic of Brazil, having its address and principal place of business at Avenida  Giovanni Gronchi, n° 7,143, in the city of São Paulo, State of São Paulo, Brazil, with commercial license number (Tax Payer Register) CNPJ 04.206.050/0001-80 (“Borrower”).

OPERATIONAL

(A)          This agreement constitutes a facility agreement under the Master (the “Facility Agreement”).

(B)           The Lender agrees to grant to the Borrower the Facility described  below to finance IT Solutions; and

(C)          Capitalised terms  or expressions  not defined herein have the same meanings  set out in the Master.

FACILITY DETAILS

Availability Period End Date	:	February 28, 2014
Term	:	The term of each Loan should be 60 Months with Semi Annual Payments
Rate of Interest	:	The term for a specific drawdown agreed between the Borrower and the Lender in the relevant Request for Borrowing.
Default Rate	:	3.8% (Three point Eight percent) per year
Facility Limit	:	$50,000,000.00 (Fifty Million and 00/100 United States Dollars
Third Party Limit	:	40% (forty percent)
Minimum Drawdown Amount	:	$300,000.00 (Three Hundred Thousand and 00/100 United States Dollars)
Maximum Drawdown Number	:	$50,000,000.00 (Fifty Million and 00/100 United States Dollars)
Services Agreement	:	Not applicable
Legal name and address of Security Provider	:	Not applicable

1.      Representations and Warranties

The Borrower acknowledges that the Lender has entered into this Facility Agreement in reliance upon the representations and warranties set out in Clause 6 of the Master and represents and warrants to the Lender of the date of this Facility Agreement as set out in Clause 6 of the Master.

In addition to the Clause 6 of the Master, the Borrower hereby confirms that the Bacen has approved the financial conditions of the Facility Agreement and attaches hereto a printout of the ROF approval of the Bacen.

2.      Additional Conditions Precedents

The Lender shall receive following documents and evidence, satisfactory to the Lender in form and substance:

1.      a.  a copy of the ROF

3.      Condition Subsequent

Within thirty (30) days after  the disbursement of a Loan hereunder, the Borrower shall present to the Lender  a printout of the Schedule of Payments related to the Loan issued by the Central Bank of Brazil, which must be in accordance with the terms and conditions agreed upon by the Parties.

4.          Additional Provisions

Section 3.6 (Application of each Loan) of the Master are hereby replaced  in its entirety to the following:

3.6 Application of each Loan The entire principal amount of the Loan shall be paid by the Borrower to the Authorized Supplier indicated by the Borrower to the Lender in connection with the Equipment  described in the Invoices and/or Supplier Certificate attached to the Request for Borrowing, Within 90 days (Ninety) days after the Lender has disbursed the Loan, the Lender may contact directly the Authorized Supplier in order to obtain the evidence (proof of payment) that all the Invoices have been properly received by the Authorized Supplier.  In case the Lender does not receive any positive response from the Authorized Supplier in a reasonable time, Lender shall keep the right to request the proof of payment of the 50 (Fifty) largest Invoices, selected by the Lender, that have been properly received by the Authorized Supplier directly from the Borrower, who remains the ultimate responsible for providing such evidence.

Section 10.1  (Withholdings and deductions for Tax) of the Master are hereby amended to include the following paragraph:

10.1.1:  “Notwithstanding the above, the Borrower shall not be required to increase payments for the withholding tax on Interest if the Borrower presents an original or certified copy of a receipt evidencing payment thereof within thirty (30) days of payment of such withholding tax.”

This Facility Agreement replaces and supersedes the one executed by the Borrower on June 21, 2013.

THE PARTIES CONFIRM THAT THEY HAVE READ THIS  FACILITY AGREEMENT AND THE MASTER AND AGREE TO BE BOUND  BY THEM.  EXECUTED BY THE PARTIES AND THE 2 (TWO) WITNESSES SIGNED HEREUNDER WITH ALL SIGNATURES DULY  NOTARIZED ON THE DATE SET OUT BELOW.

CISCO SYSTEMS CAPITAL CORPORATION (authorized signatory and company stamp)	TIM CELULAR S/A (authorized signatory and company stamp)
Date:_ 9.18.2013 _________________________ By:___ /s/ Deborah Baker___________________ Name:_Deborah Baker_____________________ Title:__Director of Operations, Americas_______	Date:__28.Ago.2013________________________ By:____/s/_Paolo Barroero___________________ Name:_Paolo Barroero______________________ Title: TIM Celular S. A. Fianças e Tesou aria_
Witnessed by: 1.__/s/_Bruno de Abreu Lima Bordin __________ Name: Bruno de Abreu Lima Bordin ID: 21.203.827.7	Witnessed by: 2._ /s/_Bruno Mendes Fontes ________________ Name: Bruno Mendes Fontes ID: Fianças - Cash Management